Contact:
Phil Smith
Stater Bros. Holdings Inc.
(909)733-5287

Exhibit 99.1
PRESS RELEASE
For Immediate Release
Tuesday, December 18, 2007
Stater Bros. Holdings Inc.
STATER BROS.’ SALES INCREASED TO $3.7 BILLION
FOR FISCAL 2007
SAN BERNARDINO, CALIFORNIA. — December 18, 2007: Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced sales and earnings for the fifty-three week fiscal year ended September 30, 2007.
Sales for fiscal 2007 were $3.7 billion, an increase of 4.7% when compared to sales of $3.5 billion for the 2006 fiscal year. Fiscal 2007 was affected by an additional week of sales versus fiscal 2006. Sales excluding the additional week in fiscal 2007 would result in a sales increase of 2.9%. Sales for the fourth quarter of fiscal 2007 were $993.8 million, an increase of 11.5% when compared to $891.7 million for the fiscal fourth quarter of 2006. The fourth quarter of 2007 had one additional week. After adjusting fourth quarter sales for comparable weeks, sales increased 4.2%. Like store sales for 2007 increased 1.7% for the fiscal year and 2.2% for the quarter.
The Company reported net income of $49.4 million for the fiscal year 2007 compared to $26.1 million in fiscal year 2006. The results for the fourth quarters of fiscal 2007 and fiscal 2006 reflected net income of $10.4 million and $10.8 million, respectively.
Brown said, “We are pleased with our current year operating results and look forward to the coming year and the completion of our new distribution center at Norton. This new center will provide us with the ability to continue our commitment to being the low price leader while providing a friendly and satisfying shopping experience to our customers on each and every one of their visits to “their” Stater Bros. Supermarkets.”
Stater Bros. Holdings Inc. is the largest privately held Supermarket Chain in Southern California and operates 164 supermarkets through its wholly owned subsidiary, Stater Bros. Markets. Stater Bros. Markets also owns and operates Santee Dairies, manufacturer of quality “Heartland Farms” dairy products.
For information contact: Jack H. Brown, Chairman, President and Chief Executive Officer at (909) 733-5000.
STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FOR 71 GOLDEN YEARS
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STATER BROS. HOLDINGS INC.
Condensed Consolidated Balance Sheets
(In thousands)
Unaudited

	09/24/06	09/30/07
Assets
Current assets
Cash and cash equivalents	$198,545	$277,062
Restricted cash	24,121	8,121
Short-term investments	26,849	—
Receivables, net	39,173	46,391
Inventories	196,031	202,073
Other	30,122	34,965

Total current assets	514,841	568,612

Property and equipment, net	497,073	629,644

Deferred debt issuance costs, net	15,972	17,671
Other	30,206	54,351

Total assets	$1,058,092	$1,270,278

Liabilities and stockholder’s equity (deficit)
Current liabilities
Accounts payable	$155,827	$187,978
Accrued expenses and other liabilities	124,680	142,597
Current portion of capital lease obligations	1,054	1,008

Total current liabilities	281,561	331,583

Long-term debt	700,000	810,000
Capital lease obligations, less current portion	7,294	6,285
Other long-term liabilities	80,316	113,131

Total stockholder’s equity (deficit)	(11,079)	9,279

Total liabilities and stockholder’s equity (deficit)	$1,058,092	$1,270,278

STATER BROS. HOLDINGS INC.
Condensed Consolidated Statements of Income
(In thousands)
Unaudited

	13 Weeks	14 Weeks	52 Weeks	53 Weeks
	Ended	Ended	Ended	Ended
	09/24/06	09/30/07	09/24/06	09/30/07
Sales	$891,656	$993,782	$3,508,794	$3,674,427

Gross profit	241,432	254,743	930,359	999,864

Operating expenses:
Selling, general and administrative expenses	200,529	213,528	790,756	818,863
Depreciation and amortization	13,327	12,433	46,642	48,715

Total operating expenses	213,856	225,961	837,398	867,578

Operating profit	27,576	28,782	92,961	132,286
Interest income	2,769	3,676	10,284	14,151
Interest expense	(12,967)	(14,723)	(57,238)	(63,539)
Other expenses, net	(601)	(215)	(1,996)	(224)

Income before income taxes	16,777	17,520	44,011	82,674

Income taxes	5,961	7,089	17,945	33,279

Net income	$10,816	$10,431	$26,066	$49,395